Exhibit 10.3

ENTEGRIS, INC.
2018 Stock Option Award Agreement

In consideration of services rendered to Entegris, Inc. (the “Company”), the Company periodically makes equity incentive awards consisting of stock options with respect to the Company’s Common Stock $0.01 par value (“Stock”) to certain key employees, non-employee directors, consultants or advisors of the Company under the Company’s 2010 Stock Plan (as amended from time to time, the “Plan”). Any key employee, non-employee director, consultant or advisor (a “Participant”) who receives a stock option award (the “Award”) is notified in writing or via email and the Award is credited to the Participant’s account as reflected on the Overview tab under the Stock Options Plan section on the Morgan Stanley Stock Plan Connect web page found at https://www.stockplanconnect.com. By clicking on the “Accept” button for the Award in the Stock Options Plan section on the Overview tab or by otherwise receiving the benefits of the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; and (ii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions:
ARTICLE I –STOCK OPTION GRANT

1.1.
Option Grant. Effective as of the date specified in the Stock Options Plan section provided to you online (the “Grant Date”), the Company hereby grants Participant a non-qualified option to purchase that number of shares of Stock that has been approved for the Award to the Participant by the Plan Administrator (“Option”). The shares of Stock awarded are specified in the Stock Options Plan section in the Granted column online at www.stockplanconnect.com. The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

1.2.
Option Exercise Price. The exercise (grant) price of the Option shall be 100% of the closing price of the Stock on the NASDAQ stock market on the Grant Date. The exercise price is provided to Participant online at www.stockplanconnect.com.

1.3.	Option Vesting Schedule. This Option shall vest and become exercisable, except as hereinafter provided, in whole or in part, at any time and from time to time as follows:

➢	1/4 on and after February 19, 2019;

➢	an additional 1/4 on and after February 19, 2020;

➢	an additional 1/4 on and after February 19, 2021;

➢	the final 1/4 on and after February 19, 2022.
In the event that any of the above vesting dates falls on a day that the Company is not open for business, then vesting of the applicable portion shall occur on the next succeeding day that the Company is open for business.

1.4.
Expiration of Option. To the extent that the Option shall not have been exercised, this Option shall expire at 5:00 p.m. local time at the Company’s headquarters on February 19, 2025 and no part of the Option may be exercised thereafter. If an expiration, termination or forfeiture date described herein falls on a weekday, Participant must exercise the Option before 5:00 p.m. local time at the Company’s headquarters on that date. If an expiration, termination or forfeiture date described herein

2018 Stock Option Award Agreement

falls on a weekend or any other day on which the NASDAQ stock market is not open, Participant must exercise the Options before 5:00 p.m. local time at the Company’s headquarters on the last NASDAQ business day prior to the expiration, termination or forfeiture date.

1.5.
Exercise of Option. When and as vested, this Option may be exercised up to the number of shares of Stock specified in Section 1.1 above only by serving written notice on the designated stock plan administrator. Until the Administrator determines otherwise, payment of the Option exercise price specified in Section 1.2 above shall be made through net share settlement procedures whereby that number of the Option shares being exercised that are needed to cover the payment of the Option exercise price (calculated using the Fair Market Value of the Company’s stock on the date of exercise) shall be cancelled to fund the payment of the Option Exercise price and the net shares remaining after such cancellation shall be credited to Participant’s account. No fractional Shares shall be issued pursuant to this Agreement. Participant will have the rights of a stockholder only after the shares of Stock have been issued to the Participant in accordance with this Agreement.

1.6.	No Assignment of Option. This Option may not be assigned or transferred except as may otherwise be provided by the terms of this Agreement.

1.7.
Basic Adjustments for Changes in Capital Structure. The Administrator shall make adjustments from time to time in the number of shares of Stock covered by the Option in such reasonable manner as the Administrator may determine to reflect any increase or decrease in the number of issued shares of Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of stock dividends or other increases or decreases in such Stock effected without receipt of consideration by the Company.

1.8.
Termination of Employment or Service with the Company. All exercisable Options granted herein must be exercised within ninety (90) days following the date on which the employment or services of Participant with the Company or one of its subsidiaries terminates (i.e., last day worked, excluding any severance period) (“Termination Date”), or be forfeited, except as provided in Section 2.3 below and as follows:

(a)
In the event of Participant’s death during employment/services, each Option granted hereunder will be exercisable, whether or not vested on the date of Participant’s death, until the earlier of: (1) the first anniversary of Participant’s date of death; or (2) the original expiration date of the option. In the event of Participant’s death during a Special Exercise Period as specified in Section 2.3 below, each Option will continue to be exercisable in accordance with the provisions of that Section.

(b)
In the event of the termination of employment/services of Participant due to Disablement, Participant may exercise the Option, to the extent not previously exercised and whether or not the option had vested on or prior to the date of employment or service termination, at any time prior to 365 days following the later of the date of Participant’s separation from service due to Participant’s Disablement or the date of determination of Participant’s Disablement, provided, however, that while the claim of Disablement is pending, Options that were unvested at termination of services may not be exercised and Options that were vested at termination of services may be exercised only during the period set forth in the introductory clause to this Section 1.8. The Option shall terminate on the 365th day from the date of determination of Disablement, to the extent that it is unexercised. For these purposes “Disablement” shall be determined in accordance with the standards and procedures of the then-current Long Term Disability policies maintained by the Company, which is generally a physical condition arising

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from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Company.

(c)	If Participant’s employment/services is terminated for “Cause”, all granted but unexercised stock Options shall be forfeited on Participant’s Termination Date.

1.9.
Suspension of Option Exercises. For administrative or other reasons, the Company may, from time to time, suspend the ability of Participants to exercise options for limited periods of time. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

1.10.
Withholding of Income Taxes. Nonqualified stock options are subject to withholding tax upon exercise. Until the Administrator determines otherwise, such payment of Participant’s withholding tax obligations shall be made through net share settlement procedures whereby that number of the Option shares being exercised needed to cover the withholding tax obligation (calculated using the Fair Market Value of the Company’s stock on the date of exercise) shall be cancelled to fund the Company’s payment of the withholding tax obligation and the net shares remaining after such cancellation shall be credited to Participant’s account.

ARTICLE II – GENERAL PROVISIONS

2.1.
Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The term “Administrator” means the Management Development & Compensation Committee of the Company’s Board of Directors.

2.2.
Mergers, etc. To the extent that the Participant is not covered by a separate Executive Change In Control Termination Agreement with the Company which contains provisions specifying the treatment of the Award in the event of a change in control as defined therein or in any of the events listed in clauses (i) through (iii) below, in the event of any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company (a “Covered Transaction”), the vesting of all Options under each outstanding Award pursuant to Article I above will be accelerated and such shares will become fully exercisable prior to the Covered Transaction on a basis that gives the Participant a reasonable opportunity, as determined by the Administrator, following delivery of the shares, to participate as a stockholder in the Covered Transaction. In connection with any Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates, any such substitution, replacement or assumption to be on such terms as the Administrator determines, provided that no such replacement or substitution shall diminish in any way the acceleration of Options provided for in this section.

2.3.
Retirement, etc. If Participant is an employee of the Company and ceases to be an employee due to retirement with the consent of the Administrator, Participant will be entitled to a special exercise period with respect to the Option (the “Special Exercise Period”) which will begin on Participant’s Retirement Date and will end on the earlier of the 4th anniversary of Participant’s Retirement Date or the expiration date specified in Section 1.4 above. During the Special Exercise Period, the Option will continue to vest in accordance with the schedule specified in Section 1.3 above and will be exercisable to the same extent that it would have been exercisable had Participant remained in service

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with the Company or one of its subsidiaries. As used herein the term “retirement with the consent of the Administrator” means that Participant’s retirement must be with the consent of the Administrator, which consent may be granted or withheld in the discretion of the Administrator. In the event that Participant ceases to be an employee under circumstances that would otherwise qualify for retirement but the consent of the Administrator has not been granted, then Participant shall not be entitled to the benefits of this Section 2.3.

2.4.
No Understandings as to Employment, etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to continue the employment or services of the Participant for any period or to give rise to any right to remain in the service of the Company or of any subsidiary or affiliate of the Company, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.5.
Acts of Misconduct. If Participant has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an Executive Officer of the Company may suspend Participant’s rights under the Award, including the vesting of Options and the exercise of vested Options, pending a decision by the Administrator or an Executive Officer of the Company to terminate the Award. No rights under the Award may be exercised during such suspension or after such termination.

2.6.
Data Protection Waiver. Participant understands and agrees that in order to process and administer the Award and the Plan, the Company and the Administrator may process personal data and/or sensitive personal information concerning the Participant. Such data and information includes, but is not limited to, the information provided in the Award grant package and any changes thereto, other appropriate personal and financial data about Participant, and information about Participant’s participation in the Plan and transactions under the Plan from time to time. Participant hereby gives his or her explicit consent to the Company and the Administrator to process any such personal data and/or sensitive personal information. Participant also hereby gives his or her explicit consent to the Company and the Administrator to transfer any such personal data and/or sensitive personal data outside the country, in which Participant works, is employed, or provides services, and to the United States. The legal persons granted access to such Participant personal data are intended to include the Company, the Administrator, the outside plan administrator as selected by the Company from time to time, and any other compensation consultant or person that the Company or the Administrator may deem appropriate for the administration of the Plan or the Award. Participant has been informed of his or her right of access and correction to Participant’s personal data by contacting the Company. Participant also understands that the transfer of the information outlined herein is important to the administration of the Award and the Plan and failure to consent to the transmission of such information may limit or prohibit Participant’s participation under the Plan and/or void the Award.

2.7.	Disputes. The Administrator designated in the Plan or its delegate shall finally and conclusively determine any disagreement concerning the Award.

2.8.
Savings Clause. In the event that Participant is employed or provides services, in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company, then any such term or provision shall be null, void and of no effect.

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2.9.
Amendment. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Participant’s rights under this Agreement shall be subject to the written consent of the Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

2.10.
Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to the Participant. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

2.11.
Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

2.12.
Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof.

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